Exhibit 99.1

ATI Discovers Defective Rotary Crop Shear Component at its Hot-Rolling and Processing Facility

PITTSBURGH--(BUSINESS WIRE)--May 28, 2015--Allegheny Technologies Incorporated (NYSE: ATI) said today that, during routine maintenance, it discovered a defective component in the rotary crop shear (RCS) at its Hot-Rolling and Processing Facility (HRPF). As a result, the RCS is expected to be offline until at least the end of September 2015. The RCS is used in the production process to cut the head and tail of the slab before it enters the HRPF’s seven-stand finishing mill. The HRPF will continue to operate without the RCS. This outage will not impact any dimensional capability of ATI’s flat-rolled products.

“We expect to continue to produce the vast majority of our flat-rolled products on the HRPF while the RCS is off-line and we don’t expect this issue to have an impact on our customers,” said Rich Harshman, Chairman, President and Chief Executive Officer. “For Grain-Oriented Electrical Steel, we will use alternative, less efficient production processes, including the legacy hot strip mill which was warm-idled earlier this year.

“Prior to detecting the defective RCS component, the HRPF’s performance was outstanding and the realization of expected cost reductions and new product sales were on schedule. We expect to build upon this momentum when the RCS component is replaced and the RCS returns online.

“As a result of the temporary loss of the RCS, we expect the fourth quarter 2015 operating profit benefit related to the HRPF to fall short of earlier projections by as much as $20 million, pre-tax. This is primarily due to our inability to realize the full benefit of expected HRPF cost reductions, plus the additional costs and limitations associated with the alternative production processes. We remain confident that the expected HRPF annualized operating profit benefit to ATI Flat Rolled Products of $150 to $250 million from cost reductions and new product sales will be fully realized. However, the expected benefit of this projected improvement has likely moved from the fourth quarter of 2015 to the first half of 2016 due to the temporary loss of use of the RCS.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

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Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.4 billion for the twelve months ended March 31, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004